UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): August 13, 2010

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 13, 2010, Repros Therapeutics Inc. (the “Company”) received a letter from the Nasdaq Hearings Panel (the “Panel”) stating that it has determined to grant the Company until October 31, 2010 to meet the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

As previously announced, the Company has not been in compliance with Listing Rule 5550(a)(2) requiring the Company to maintain a minimum $1.00 bid price per share for continued inclusion on the Nasdaq Capital Market. The Panel’s determination to grant the Company’s request for an extension to regain compliance follows the Company’s hearing before the Panel on July 22, 2010.  If the Company cannot demonstrate compliance with all the requirements for continued listing on the Nasdaq Capital Market, including the requirement to maintain a minimum bid price of $1.00 per share, by October 31, 2010, its shares of common stock will be subject to immediate delisting.

At the Company’s annual stockholders' meeting held on May 17, 2010, the stockholders approved a proposal to grant the Company’s board of directors the authority to effect a reverse split of its common stock within one year of such annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the Company’s board of directors, for purposes of maintaining its listing on the Nasdaq Capital Market.  The Company intends to actively monitor the minimum bid price of its stock between now and such date, and will consider available options (including effecting a reverse split) to regain compliance with the Nasdaq continued listing requirements.

A copy of the press release announcing the Company’s receipt of the determination from the Panel is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.
Date: August 13, 2010
	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 13, 2010